Exhibit 5.1

                 MINNESOTA MINING AND MANUFACTURING COMPANY

November 13, 2000

Minnesota Mining and Manufacturing Company
3M Center
St. Paul, MN  55144

Re:  Registration Statement on Form S-4

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-4 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of up to 1,370,268 shares of common stock, par value $0.01 per share (the "Shares") of Minnesota Mining and Manufacturing Company ("3M"), to be issued in connection with the merger of Barbados Acquisition, Inc., a wholly owned subsidiary of 3M, with and into Robinson Nugent, Inc.

I have also examined the proceedings taken by you in connection with the issuance of the Shares.

It is my opinion that as of the effective time the Shares will be validly issued, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement.


Very truly yours,

/s/ Gregg M. Larson
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Gregg M. Larson
Assistant General Counsel